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                                                                    Exhibit 99.5

                                 PRESS RELEASE

FOR IMMEDIATE RELEASE

Date:        December 20, 1999

Contact:     Robert W. Daigle, President & CEO
             Camden National Corporation
             2 Elm Street, Camden, ME 04843
             Phone - (207) 236-9131, Ext. 2160
             Fax - (207) 236-7889

CAMDEN NATIONAL CORPORATION COMPLETES ACQUISITION OF
KSB BANCORP, INC.

CAMDEN, MAINE -

Camden National Corporation ("CNC") (AMEX: CAC) announced today that it has completed the acquisition of KSB Bancorp, Inc. ("KSB") (NASDAQ: KSBK). Under the Agreement and Plan of Merger dated July 27, 1999, holders of KSB common stock will exchange each of their shares for 1.136 shares of CNC common stock. CNC also announced the successful completion of an offering of 125,000 shares of common stock at a price of $17.50 per share. The offering, in which Ryan, Beck & Co., Inc. acted as Placement Agent, was made to satisfy certain requirements for use of the pooling of interest method to account for the acquisition.

Commenting on the completion of the acquisition Robert W. Daigle, President and Chief Executive Officer of CNC, said: "We are both pleased and excited to be welcoming Kingfield Bank's customers and KSB's shareholders into the Camden National family. Today's transaction is the first step in creating the new UnitedKingfield Bank ("UKB") by merging United Bank, our wholly-owned subsidiary headquartered in Bangor, Maine, with Kingfield Bank, our newly acquired wholly-owned subsidiary in Kingfield, Maine." Headquartered in Bangor, Maine, UKB will have assets of approximately $325 million and serve 25,000 customers in 9 counties through 18 branch locations. As previously announced, the combining of the two banks is scheduled to occur during the first quarter of 2000.

Camden National Corporation is the holding company for four financial services companies: Camden National Bank, a full-service community bank with ten banking offices in Belfast, Bucksport, Camden, Damariscotta, Rockland, Thomaston, Union, Vinalhaven, and Waldoboro, and online @ www.camdennational.com; United Bank, a full-service community bank with nine banking offices in Bangor, Corinth, Dover-Foxcroft, Greenville, Hampden, Hermon, Jackman, Milo and Winterport and online @ www.unitedbank-me.com; Kingfield Bank, a full service community bank with nine banking offices in Bingham, Farmington, Kingfield, Lewiston, Madison, Phillips, Rangeley, Stratton and Strong (www.kingfield.com); and Trust Company of Maine, headquartered in Bangor, Maine offering traditional trust and investment services throughout Central and Eastern Maine.
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This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Reliance should not be placed on forward-looking statements because they involve unknown risks, uncertainties and other factors which are, in some cases, beyond the control of CNC or KSB, as the case may be. Actual events, performance and results could differ materially from the anticipated events, performance or results expressed or implied by such forward-looking statements. The factors which may cause such differences include, among other things, the ability of the parties to consummate the transactions contemplated by the Agreement, conditions imposed on the consummation of such transactions by regulatory agencies, the competitive environment and general economic conditions.

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